EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Webster Financial Corporation:

We consent to the incorporation by reference in the registration statements No. 333-37530, 333-88021, 333- 48548, 333-87508, 333-104871, 333-107263, 333-122344, 333-132068, 333-137951, 333-156419, 333-161604, 333-167161, 333-183875, 333-212075, 333-231066 and 333-239255 on Form S-8 and Registration Statements No. 333-71707,333-37714, 333-60656, 333-67074, 333-100846, and 333-251293 on Form S-3 of Webster Financial Corporation of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Webster Financial Corporation and subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements ), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Webster Financial Corporation.

As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments – Credit Losses.

/s/ KPMG LLP
Hartford, Connecticut
February 26, 2021